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                                                                   EXHIBIT 23.13

PERSONAL AND CONFIDENTIAL



September 13, 2001



Board of Directors
Mitchell Energy & Development Corp.
2001 Timberloch Place
The Woodlands, Texas 77380


Re: Amendment No. 1 to Registration Statement on Form S-4 of Devon Energy Corporation


Gentlemen:

Reference is made to our opinion letter dated August 13, 2001 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $0.10 per share (the "Shares"), of Mitchell Energy & Development Corp., a Texas corporation (the "Company"), of the Merger Consideration (as defined therein) to be received for the Shares pursuant to the Agreement and Plan of Merger, dated as of August 13, 2001, by and among Devon Energy Corporation, a Delaware corporation ("Parent"), Devon NewCo Corporation, a wholly owned subsidiary of Parent, and the Company.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY--Opinions of Financial Advisors" and "THE MERGER--Opinions of Financial Advisors--Opinion of Goldman, Sachs & Co. -- Financial Advisor to Mitchell" in, and to the inclusion of the foregoing opinion in Annex D to, the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to

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Mitchell Energy & Development Corp.
September 13, 2001
Page 2



in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



/s/ GOLDMAN, SACHS & Co.
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(Goldman, Sachs & Co.)